UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Preliminary Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement

[  ] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(21))

[  ] Definitive Information Statement

ACQUIRED SALES CORP.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined.):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total Fee Paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Dated Filed:

ACQUIRED SALES CORP.
31 N. Suffolk Lane, Lake Forest, Illinois 60045
Telephone: (847) 404-1964

NOTICE OF STOCKHOLDER ACTION TAKEN
PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

This information statement (the “Information Statement”) is being furnished to provide notice to stockholders of Acquired Sales Corp., a Nevada corporation (the “Corporation”, “Company”, “we”, “us” or “our”) in connection with the approval by our board of directors and holders of a majority of our common stock to do the following:

1.
Amend the Corporation's Articles of Incorporation with the Nevada Secretary of State to increase the Corporation’s authorized shares of common stock, par value $0.001 per share, from 50,000,000 shares to 100,000,000 shares.

2.
Execute a 1-for-20 reverse stock split of the shares of our common stock to take effect on a date not later than December 31, 2011 so that stockholders will receive one share of our common stock for each twenty shares now held.

3.	Change of the Corporation’s fiscal year from September 30 to a December 31 year end.

4.
Approve the acquisition of Cogility Software Corporation, a Delaware corporation, through a to be formed wholly-owned subsidiary of the Corporation via a "reverse merger" pursuant to which Cogility would be merged with and into a wholly-owned single purpose merger subsidiary of the Corporation, with Cogility being the survivor of the Merger and a wholly-owned subsidiary of the Corporation.

5.	Approve a post acquisition option plan for the officers, directors and employees of the Corporation.

6.
Elect Gerard M. Jacobs, Joshua A. Bloom, M.D., Roger S. Greene, James S. Jacobs, M.D., Michael D. McCaffrey, Richard E. Morrissy, and Vincent J. Mesolella to our board of directors to serve for a period of one year or until their successors are duly elected and qualified and in connection with the same, ratify the Board of Directors intention to amend, pursuant to Article 8.06, the Corporation's By-Laws to increase the size of the Corporation's Board of Directors from seven to ten, and to appoint Matthew Ghourdjian, and two additional persons designated by Matthew Ghourdjian and acceptable to the Corporation's Chairman and Chief Executive Officer, as new members of the Corporation's Board of Directors to fill the three vacancies on the Corporation's Board of Directors.

The foregoing changes will be implemented simultaneously and, where applicable,  in one amendment to our Articles of Incorporation.  Stockholders of record at the close of business on November 23, 2010 (the “Record Date”) are entitled to notice of this stockholder action by written consent.  Stockholders representing a majority of our issued and outstanding shares of common stock have already consented to the action to be taken by written consent to be effective as of November 23, 2010, in accordance with Chapter 78 of the Nevada Revised Statutes of the State of Nevada.   Accordingly, your approval is not required and is not being sought and you will not have dissenters' rights.

Please read this notice carefully.  It describes the change in the Company’s capitalization and contains certain related information.  Additional information about the Company is contained in its current and periodic reports filed with the United States Securities and Exchange Commission (the “Commission”).  These reports, their accompanying exhibits and other documents filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.  The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the Commission. Copies of these reports may be obtained from the Commission’s EDGAR archives at http://www.sec.gov/index.htm.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the change in the Company’s capital structure cannot become effective until twenty (20) days after the date this Information Statement is mailed to the Company's stockholders. We anticipate that the Amendment will become effective on or after January ___, 2011.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By Order of the Board of Directors

/s/ Gerard M. Jacobs
Chief Executive Officer
December 10, 2010

PRELIMINARY INFORMATION STATEMENT
PURSUANT TO SECTION 14 OF THE SECURITIES AND EXCHANGE ACT OF 1934,
AS AMENDED, AND REGULATION 14C AND SCHEDULE 14C THEREUNDER
____________________

This Preliminary Information Statement of Acquired Sales Corp., a Nevada corporation (the “Corporation”, “Company”, “we”, “us” or “our”) is being filed with the Securities and Exchange Commission (the “Commission”) prior to mailing to inform the stockholders of action taken without a meeting upon the written consent of the holders of a majority of the outstanding shares of the common stock of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Preliminary Information Statement has been filed with the Commission and, once effective, a definitive information statement will be furnished to the holders of the outstanding shares of common stock, par value $0.001 (the “Common Stock”), of the Company.  The purpose of the Information Statement is to provide notice under Nevada law and the rules of the Commission, that a majority of the Company's stockholders have, by written consent in lieu of a meeting, approved  (i) amending the Corporation's Articles of Incorporation with the Nevada Secretary of State to increase the Corporation’s authorized shares of common stock, par value $0.001 per share, from 50,000,000 shares to 100,000,000 shares; (ii) effectuating a 1-for-20 reverse stock split of the shares of our common stock to take effect on a date not later than December 31, 2011 so that stockholders will receive one share of our common stock for each twenty shares now held; (iii) changing the Corporation’s fiscal year from September 30 to a December 31 year end; (iv) acquisition of Cogility Software Corporation, a Delaware corporation, through a to be formed wholly-owned subsidiary of the Corporation via a "reverse merger" pursuant to which Cogility would be merged with and into a wholly-owned single purpose merger subsidiary of the Corporation, with Cogility being the survivor of the Merger and a wholly-owned subsidiary of the Corporation; (v) effectuating a post acquisition option plan for the officers, directors and employees of the Corporation; and, (vi) re-electing board of directors.

The capitalization increase will be effectuated pursuant to Certificate of Amendment (the “Amendment”) to our Articles of Incorporation in the form as annexed hereto as Appendix A.

The Company will pay all costs associated with the distribution of the definitive Information Statement.

The Board of Directors of the Company (the “Board”), and a majority of the Company's stockholders at the Board’s recommendation, have already approved of the Corporate Actions described above by written consent in lieu of meeting pursuant to Chapter 78 of the Nevada Revised Statutes of the State of Nevada (the “NRS”). Therefore, we are not seeking approval for the Amendment or any related capitalization change, or other Corporate Actions from any of the Company's remaining stockholders, and the Company's remaining stockholders will not be given an opportunity to vote on the Amendment or Corporate Actions.  All necessary Board approvals have been obtained as of November 17, 2010 with all stockholder approvals effective as of November 23, 2010, and this Information Statement is being furnished solely for the purpose of providing advance notice to the Company's stockholders of the Amendment as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Nevada law.

EXPECTED DATE FOR EFFECTING THE REVERSE SPLIT, AMENDMENT OF ARTICLES AND OTHER CORPORATE ACTIONS HEREIN

Under Section 14(c) of the Exchange Act and Rule 14c-2 promulgated thereunder, the Capitalization Increase and Reverse Split cannot be effectuated until 20 days after the date that a Definitive Information Statement is sent to the Company's stockholders.  This Preliminary Information Statement was filed with the Securities and Exchange Commission on December 9, 2010.  It is Anticipated, that a Definitive Information Statement will be mailed ten days thereafter, on or about December 21, 2010  (the “Mailing Date”) to the stockholders of the Company as of the close of business on November 23, 2010 (the “Record Date”).  The Company expects to file the Amendment so as to effectuate both the Capitalization Increase and Reverse Split with the Nevada Secretary of State, approximately 20 days after the Mailing Date.  The effective date of the Amendment and related Capitalization and Reverse Split therefore, is expected to be on or after January 10, 2011.

RIGHTS ASSOCIATED WITH SECURITIES

Common Stock

There will be no changes to any of the rights or privileges associated with our Common Stock.  The following summarizes the rights of holders of our Common Stock before and after the filing of the Amendment relating to the capitalization change:

·	Each holder of shares of Common Stock is entitled to one vote per share on all matters to be voted on by our stockholders generally, including the election of directors;

·	There are no cumulative voting rights;

·	The holders of our Common stock are entitled to dividends and other distributions as may be declared from time to time by the Board out of funds legally available for that purpose, if any, subject to any dividend rights of the preferred stock, if any;

·	Upon our liquidation, dissolution or winding up, the holders of shares of Common Stock will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred stock; and

·	The holders of Common Stock have no preemptive or other subscription rights to purchase shares of our stock, and are not entitled to the benefits of any redemption or sinking fund provisions.

No Dissenter’s Rights

Pursuant to the NRS, our stockholders are not entitled to dissenters' rights of appraisal with respect to the Capitalization Increase or Reverse Split as effectuated by the Amendment and the Company will not independently provide shareholders with any such right.

Dividends

We have not declared or paid cash dividends or made distributions in the past, and we do not anticipate paying cash dividends or making distributions in the foreseeable future.  We currently intend to retain and reinvest future earnings, if any, in order to finance our operations.

OUTSTANDING SHARES AND VOTING RIGHTS

Currently, our only class of securities entitled to vote on the matters to be acted upon is common stock, of which the total amount presently outstanding is 5,832,482 shares, each share being entitled to one vote.  The record date for determination of the security holders entitled to vote or give consent is November 23, 2010.  The consent of the holders of a majority of the shares entitled to vote upon the matter is required for approval of the actions.  The board of directors and Stockholders owning 3,591,206 which constitute a majority of 61.5% of the outstanding voting securities of Acquired Sales Corp. have unanimously adopted, ratified and approved resolutions to effect the actions listed above.  No other votes are required or necessary.  We anticipate effecting the reverse split, acquisition and all other actions set out herein within two months of the date that this information statement is filed.

This information statement is being first sent or given to security holders on approximately December 21, 2010.

Other than elections to office, ownership of stock or options in Cogility Software Corporation, and participation in the option plan, none of the persons who have been directors or officers of the Company at any time since the beginning of the last fiscal year, nor any associate of any such persons, has any interest in the matters to be acted upon.  None of our directors has informed us in writing that he intends to oppose any action to be taken by us.  No proposals have been received from any of our stockholders.

Our quarterly and annual reports on Form 10-Q and Form 10-K, respectively have been timely filed with the SEC and may be viewed on the SEC's Web site at www.sec.gov in the Edgar Archives. We are presently “current” in the filing of all reports required to be filed by us.

DISSENTER'S RIGHTS OF APPRAISAL

Nevada Revised Statutes do not provide for dissenter's rights of appraisal in connection with the actions being taken by us.

THE REVERSE SPLIT, AMENDMENT OF ARTICLES
AND OTHER CORPORATE ACTIONS HEREIN

Amendment of Articles to Increase Authorized Stock
(Action No. 1)

Our board of directors adopted resolutions and a majority of our stockholders approved such resolutions to amend the Corporation’s articles of incorporation to increase the Corporation’s authorized shares of common stock, par value $0.001 per share, from 50,000,000 shares to 100,000,000 shares.

Reasons for increasing the authorized stock

We are increasing the amount of our authorized and outstanding  Common Stock primarily to   make available additional shares of our capital stock if our Board determines that it is necessary or appropriate to permit future stock dividends or stock splits or to issue additional shares to raise capital through the sale of securities, to acquire one or more other companies or their  businesses or assets, to establish strategic relationships with corporate partners, to provide equity incentives to employees, officers, or directors or to pursue other matters.  The increase in our authorized capital will not have any immediate effect on the rights of our existing stockholders.

 To the extent that additional authorized shares are issued in the future, such issuance may decrease our existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to our existing stockholders.  The holders of our Common Stock have no preemptive rights.  The increase in our authorized capital will not have any immediate effect on the rights of our existing stockholders, and did not result from our knowledge of any specific effort to accumulate our securities or to obtain control of us by means of a merger, tender offer, proxy solicitation or otherwise.

We currently have no plans, commitments or arrangements to issue the additional authorized shares other than shares and options to be issued in connection with the acquisition of Cogility. However, we are considering the sale of common stock or preferred stock, or incurring additional indebtedness, in order to fully or partially repay existing indebtedness of ours or of Cogility, and to provide us and Cogility with working capital. In addition, we continue to explore possible acquisition transactions, some of which could involve the issuance of additional shares from time to time and/or the incurring of additional indebtedness in order to consummate such transactions.  Finally, the Company may issue additional shares from time to time to its consultants, directors or employees as compensation for services performed for the Company.

The increase in the number of authorized shares and the subsequent issuance of such shares could also have the effect of delaying or preventing a change in control of the Company without further action by our stockholders.  Shares of authorized and unissued common stock and preferred stock could (within the limits imposed by applicable law and stock exchange policies) be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore, less likely.  For example, such shares could be privately placed with purchasers who might side with the Board in opposing a hostile takeover bid.  Any such issuance of additional stock could have the effect of diluting our earnings per share and book value per share of outstanding shares of our common stock or the stock ownership and voting rights of a person seeking to obtain control of the Company.  The relative rights and limitations of the shares of Common Stock will remain unchanged under the Amendment.

The Company has no plans or proposals to adopt other provisions or enter into other arrangements, except as disclosed herein, that may have material anti-takeover consequences.  The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

We will accomplish the increase in our authorized capital by filing of the Amendment to our Articles of Incorporation with the Nevada Secretary of State on or about January ___, 2011 or as soon thereafter as possible.

Reverse Stock Split
(Action No. 2)

Our board of directors adopted resolutions and a majority of our stockholders approved such resolutions providing for a recapitalization pursuant to which the issued and outstanding shares of our common stock are to be reverse split, or consolidated, on a 1-for-20 basis, so that stockholders will own one share of common stock for each 20 shares of common stock now held by the stockholder.  The reverse split shall be effected on a date not later than December 31, 2011.  No fractional shares will be issued in connection with such recapitalization and fractional shares will be rounded down to the nearest whole number.  Under the recapitalization, the 5,832,482 issued and outstanding shares of our common stock will be reverse split resulting in 291,624 shares of common stock being issued and outstanding after the recapitalization.

Reasons for the reverse split

Our management believes that the reverse split is in the best interest of the company by reducing the perceived depressive effect of a large number of shares may have on the public market for our common stock.  In addition, the reverse split, along with increasing our authorized shares to 100,000,000 will make available a substantial number of additional authorized, but unissued shares of common stock which will provide increased flexibility in structuring possible future financing, in taking advantage of future business opportunities such as acquisitions, and in meeting corporate needs as they arise, all without the delay and expense of calling a meeting of our stockholders to authorize an increase in authorized capital.

Furthermore, it is ultimately our goal to have our securities listed on the NASDAQ or on a national stock exchange.  Our management believes that such listings can more readily be accomplished with a higher stock price and, since the reverse split will reduce the number of outstanding shares of our common stock, it should have the effect of increasing the price of our common stock in the over-the-counter-market.

The rights of existing stockholders will not be altered and no stockholder will be eliminated as a result of the reverse split.  Fractional shares will not be issued and will be rounded down to the nearest whole share, not to be reduced below one share.  It is possible that stockholders holding less than 100 shares of our common stock may have larger commissions charged to sell such shares and may even result in a larger commission than the value of the shares being sold.

Certificate Transfer

In order to effectuate the reverse split, each stockholder will be entitled to submit his or her old stock certificate (any certificate issued prior to the effective date of the reverse split), to our transfer agent, Colonial Stock Transfer Co., Inc., 66 Exchange Place, Salt Lake City, Utah 84111, and be issued in exchange therefore, one new certificate representing one share for each twenty shares reflected in the old certificates, rounded down to the nearest share.

Change of Fiscal Year
(Action No. 3)

Our board of directors adopted resolutions and a majority of our stockholders approved such resolutions to ratify the change of the Corporation’s fiscal year from September 30th  to a December 31st  year end.

Reasons for change of fiscal year

The decision to change the fiscal year end to coincide with the calendar year end was driven by a desire to coincide with the calendar, to contain costs and align the Corporation’s reporting cycle with its peers in the marketplace. If the change can be effectuated in a timely manner, the Corporation will file an annual report for the fiscal year ended September 30, 2010 and its next annual report on Form 10-K will be for the year ending on December 31, 2010.

Acquisition Of Cogility Software Corporation
(Action No. 4)

Our board of directors adopted resolutions and a majority of our stockholders have elected to acquire Cogility Software Corporation, a Delaware corporation ("Cogility"), through a to be formed wholly-owned subsidiary of the Corporation via a "reverse merger" (the "Merger"), pursuant to which Cogility would be merged with and into a wholly-owned single purpose merger subsidiary of the Corporation, with Cogility being the survivor of the Merger and a wholly-owned subsidiary of the Corporation. Cogility is a developer of Model-Driven Complex Event Processing software technology for the U.S. defense and intelligence communities and private sector corporations which have complex information management requirements (www.cogility.com). The approximate terms of the Merger, as negotiated and approved by the independent members of the Corporation's Board of Directors, would be as follows:

(i) the 11,530,493 outstanding shares of common stock of Cogility ("Cogility Stock") would be exchanged for an aggregate of 2,175,564 post 1 for 20 reverse split shares of the Corporation's common stock, par value $0.001 per share ("Acquired Sales Stock"), which would result in Cogility's current stockholders owning approximately 88.2% of the Acquired Sales Stock outstanding following the closing of the Merger (excluding any shares of Acquired Sales Stock that might be issued prior to the closing of the Merger in any capital raise or pursuant to the exercise of outstanding options); and

(ii) the outstanding options to purchase 2,650,000 shares of Cogility Stock with exercise prices between $0.20 - $1.40 per share of Cogility Stock would be exchanged for options to purchase an aggregate of 500,000 shares of Acquired Sales Stock with exercise prices that are 5.3 times higher than their respective exercise prices prior to the Merger but in no event exceeding $5.00 per share of Acquired Sales Stock; and

(iii) the outstanding options to purchase 2,500,000 shares of Cogility Stock with an exercise price of $0.377358 per share of Cogility Stock held by the Corporation's Chairman and Chief Executive Officer would be exchanged for options to purchase an aggregate of 471,698 shares of Acquired Sales Stock with an exercise price of $2.00 per share of Acquired Sales Stock; and

(iv) the outstanding options to purchase 795,000 shares of Cogility Stock with an exercise price of $0.000001 per share of Cogility Stock held by the Corporation's Chairman and Chief Executive Officer and by two of the Corporation's directors would be exchanged for options to purchase an aggregate of 150,000 shares of Acquired Sales Stock with an exercise price of $0.0000053 per share of Acquired Sales Stock; and

(v) the outstanding Cogility management bonus plan would be eliminated, replaced by the issuance of options to purchase an aggregate of 1,500,000 shares of Acquired Sales Stock with an exercise price of $5.00 per share of Acquired Sales Stock, with half of such options to be allocated as of the closing date of the Merger, and the other half of such options to be allocated prior to the first anniversary of the Merger, with the vesting of such options being contingent upon the grantees thereof serving continuously as an employee, director or consultant of or to Cogility from the closing date of the Merger until the third anniversary of the Merger, upon Cogility having earnings before interest, taxes, depreciation and amortization ("EBITDA") of $1 million or more in each of four consecutive full calendar quarters during the first twelve full calendar quarters following the closing of the Merger, and upon such grantees signing a comprehensive waiver and settlement of all claims of any nature against the Corporation, Cogility, and their respective directors, officers, stockholders, agents and representatives; and

(vi) options to purchase an aggregate of 630,000 shares of Acquired Sales Stock with an exercise price of $2.00 per share of Acquired Sales Stock would be issued to the Corporation's Chairman and Chief Executive Officer and to five of the Corporation's directors.

Reasons for Acquisition of Cogility

Our purpose for the past several years has been to acquire a business which could increase the value of the Corporation. Our management believes that Cogility is a valuable business, with solid growth and revenue potential which will be of great benefit to the Corporation and its stockholders.

Approval Of Stock Option Plan
(Action No. 5)

Our board of directors adopted resolutions and a majority of our stockholders have approved the creation of a stock option plan covering the options to be issued in connection with the acquisition of Cogility in the manner described in Resolution No. 4 above.

Reasons for the option plan

The option plan is being implemented in connection with the acquisition of Cogility and to is to secure for the Corporation and its shareholders the benefits of incentives that are inherent in share ownership by the directors, officers, employees of, or consultants to, the Corporation or its subsidiaries, or to employees of management companies providing services to the Corporation. In the judgment of the Corporation’s Board of Directors, these persons are largely responsible for the Corporation’s future growth and success. The granting of incentive stock options is intended to align the interests of these persons with that of the Corporation.

Election of Directors
(Action No. 6)

Our articles of incorporation and bylaws authorize a board of directors comprised of a number of not less than one.  Our stockholders have re-elected the entire board of directors.

Set forth below for each person who has been elected director, based on information supplied by him, are his name, age as of the date of the Information Statement, any presently held positions with us, his principal occupation now and for the past five years, other directorships in public companies and his tenure of service with us as a director.  Each shall hold office until their successors are elected and qualify. The information has been provided by the nominees without independent verification by our management.

Nominees For Election As Directors

Gerard M. Jacobs, age 55, has served as chairman of our board of directors, chief executive officer, president, secretary, treasurer since July 2007. Mr. Jacobs has been a private investor since 2006. In 2001, Gerard M. Jacobs took control of CGI Holding Corporation, and served as its CEO and member of its board of directors until 2006. Under Gerard M. Jacobs' guidance, CGI Holding Corporation changed its name to Think Partnership Inc., made 15 acquisitions primarily of businesses involved in online marketing and advertising, and succeeded in having its common stock listed on the American Stock Exchange. The company is now known as Inuvo Inc. (NYSE:AMEX: INUV). Previously, in 1995, Mr. Jacobs took control of General Parametrics Corporation, and served as its CEO and member of its board of directors until 1999. Under Mr. Jacobs' guidance, General Parametrics changed its name to Metal Management Inc., made 37 acquisitions primarily of businesses involved in scrap metal recycling, and succeeded in building one of the largest scrap metal recycling companies in the world. The company is now part of Sims Metal Management Ltd. (NYSE: SMS). Mr. Jacobs is currently a director of Patient Home Monitoring Corp. (TSXV: PHM). Gerard M. Jacobs received a law degree from the University of Chicago Law School, which he attended as a Weymouth Kirkland Law Scholar, in 1978; and an A.B from Harvard College, in 1976, where he was elected to Phi Beta Kappa. Gerard M. Jacobs’ brother James S. Jacobs, M.D. is also a member of our board of directors.
.
Joshua A. Bloom, M.D., age 54, has been a member of our board of directors since July 2007. He has been a practicing physician in Kenosha Wisconsin since completion of his training in 1988. He is board Certified in Internal Medicine, Pulmonary Diseases and in Critical Care Medicine. He has been employed by United Hospital System (formerly known as Kenosha Hospital and Medical Center) in the Clinical Practice Division from 1995 to present. He had been in private practice at the same address from 1988 to 1995. Dr. Bloom has served on the board of directors of Kenosha Health Services Corporation since 1993 and the board of Hospice Alliance, Inc since 1994 and Medical Director there since 1998. He has also served on the board of the Beth Israel Sinai Congregation since 1998 where he served as the President from 2004 until earlier this year. Dr. Bloom received a medical degree from the University of Illinois in 1982 and completed his residency in internal medicine in 1985 and fellowship in Respiratory & Critical Care Medicine in 1988; both at the University of Illinois. He received an MS in Organic Chemistry from the University of Chicago in 1978 and a BS in Chemistry from Yale College in 1977.

Roger S. Greene, age 55, has been a member of our board of directors since July 2007. He is the Managing Director and co-founder of Stanmore Capital Partners, LLC, a merchant banking firm that focuses upon the acquisition of small cash flow positive private companies, primarily in the health care services business. He is also owner and CEO of Marquette Advisors, Inc., a firm that provides consulting in the same areas. Projects have included a roll up of sleep diagnostic centers, acquisitions of companies in the blood plasma collection business and specialty medical education field. Mr. Greene is currently a director of Patient Home Monitoring Corp. (TSXV: PHM). Previously, he has worked with Brazos Fund and Lone Star Fund as general counsel. For Lone Star, Mr. Greene was responsible for negotiation and structuring of asset acquisitions from foreign entities. Prior to that time, he also worked on resolution and management of the assets of American Savings and Loan Association after the acquisition of American Savings Bank by the Robert M. Bass Group. Mr. Greene has also acted as a principal in real estate and operating company acquisitions. Mr. Greene resides in California.

James S. Jacobs, M.D., age 56, has been a member of our board of directors since July 2007. He is a Physician in the Department of Radiation Oncology, at St. Joseph Hospital in Denver, Colorado. He was previously the Resident Physician in Radiation Oncology at Rush Medical Center in Chicago, Illinois. Dr. Jacobs did a residency in Radiation Oncology at Rush Medical Center in Chicago, Illinois and an internal medicine internship and residency at the University of Colorado Medical Center in Denver, Colorado. Dr. Jacobs received a BA in Neuroscience from Amherst College in Amherst, Massachusetts in 1976.

Michael D. McCaffrey, age 64, has been a member of our board of directors since July 2007. He is an attorney practicing in Irvine, California and specializing in commercial and business litigation. Mr. McCaffrey has tried more than 100 jury and non-jury trials, representing numerous large companies, institutional lenders, real estate developers, contractors and various public and private corporations, partnerships and sole proprietorships. He has had sole or primary responsibility for defense and prosecution of significant matters including real property secured transactions; real estate syndication/fraud; partnership disputes/accounting/dissolution actions; corporate control; insurance (policyholders’ interests and insurers’ interests); employment litigation; prosecution, defense and expert witness on professional liability claims involving attorneys and accountants; construction, including prosecution and defense of major defect cases; and various business tort cases. Mr. McCaffrey received his Juris Doctor in 1974 from the University of Denver College of Law where he was a member of the University of Denver Law Review (qualified by class rank, top 5%) and received a B.S. in Engineering from UCLA in 1968.

Richard E. Morrissy, age 56, has been a member of our board of directors since July 2007. He is the Senior Research Specialist and project coordinator in the Pharmaceutical Sciences, School of Pharmacy, University of Illinois at Chicago. Mr. Morrissy is a project coordinator for the School of Pharmacy. His duties include serving as project coordinator on four clinical trial research projects funded by the National Institutes of Health’s National Cancer Institute. The School of Pharmacy projects have involved multiple research projects utilizing Lycopene in restoring DNA damage in men’s prostates. The project at UIC’s internationally acclaimed Occupational Therapy School involved the setup and running of focus groups with impaired individuals to create a movement and activity computer survey for the World Health Organization. During his tenure, Mr. Morrissy has managed clinical research trials including the submission of institutional review board documents and grant proposals, recruitment of subjects and data management and storage. He has also designed and led focus groups, designed and critiqued research surveys, edited manuscripts and scientific journals. He received a B.A. in History from Western Illinois University in 1976.

Vincent J. Mesolella, age 61, has been a member of our board of directors since October 2009. He has served for the last fifteen years as the Chairman of the Narragansett Bay Commission, Providence, Rhode Island, one of the largest wastewater treatment utilities in the U.S. Mr. Mesolella also served for over twenty years as a member of the Rhode Island House of Representatives, including serving as the Majority Whip. Mr. Mesolella is the founder and Chief Executive Officer of REI, Inc., a diversified real estate investment firm. Mr. Mesolella has served on the board of directors of Think Partnership Inc., an American Stock Exchange company. Mr. Mesolella has raised a great deal of money for charities including the Make-A-Wish Foundation. Mr. Mesolella resides in Rhode Island.

Anticipated Subsequent Board Appointment As Directors

Matthew Ghourdjian, age 54, chief executive officer of Cogility Software Corporation, founded Cogility in 2007. Previously, Matthew Ghourdjian was a founder of CoderCard, Digital Convergence, and Ceira Technologies Inc. Matthew Ghourdjian is a former partner at KPMG Consulting and Arthur Andersen.

Mr. Ghourdjian is intended to be involved with our board of directors in the selection of two additional board appointees.

HISTORY AND ORGANIZATION

We were organized under the laws of the State of Nevada on January 2, 1986. In August 2001, we ceased all of our prior operations and remained dormant from then until May 27, 2004 when we began our current development stage activities. We have had no material operations in the past three years.

For the past several years, we have been seeking and investigating businesses with the intention of acquiring one or more businesses if warranted. We believe that Cogility warrants acquisition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock of the Company by (i) each person who, to the Company’s knowledge, owns more than 5% of its Common Stock, (ii) each of the Company’s named executive officers and directors, and (iii) all of the Company’s named executive officers and directors as a group.  Shares of the Company’s Common Stock subject to options, warrants, or other rights currently exercisable, or exercisable within 60 days of the date hereof, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. As of the date hereof, the Company has 5,832,482 shares of Common Stock issued and outstanding.  Immediately after the Reverse Split to be implemented by the Amendment, there will be approximately 291,624 shares of Common Stock outstanding, presuming a 1-for-20 Reverse Split, and, while the percentage of ownership in the below chart will not change, the amount of shares will decrease ratably.

Name and Address of Beneficial Owner	Number of Common stock Beneficially Owned	Percentage of Class
Leonard D. Hall 1029 E. 380 North Cir American Fork, Utah, 84003	600,000	10.2%
Gerard M. Jacobs (1) 31 N. Suffolk Lane Lake Forest, Illinois 60045	4,066,497	69.7%
Roberti Jacobs Family Trust u/a/d 11-11-99 (2) 31 N. Suffolk Lane Lake Forest, Illinois 60045	1,166,497	20.0%
All Officers and Directors as a group (1 person) (1)	4,066,497	69.7%

(1) Mr. Jacobs, our chairman, chief executive officer, president, secretary, and treasurer has voting control over 4,066,497 or 69.7 of our common stock though a shareholder agreement executed in 2007. Mr. Jacobs’ voting control over those shares deem him a beneficial owner of those shares. Other than Mr. Jacobs’ beneficial ownership of the 4,066,497 shares, none of our other officers or members of our board of directors hold any of our stock.  The 1,166,497 shares owned by The Roberti Jacobs Family Trust as set out in footnote (2) below are included in the 4,066,497 shares deemed beneficially owned by Mr. Jacobs.

(2) The Roberti Jacobs Family Trust irrevocably conveyed all of its voting power to Gerard M. Jacobs pursuant to the 2007 shareholder agreement described above. Mr. Jacobs is one of the grantors of the trust corpus, Mr. Jacobs’ mother in law Joan B. Roberti is the trustee, and Mr. Jacobs’ children are the beneficiaries. The trust is irrevocable.

EXECUTIVE OFFICERS

All executive officers are elected by the Board and hold office until the next Annual Meeting of stockholders and until their successors are elected and qualify.

EXECUTIVE COMPENSATION

           None of our executive officers or directors currently receive compensation in excess of $100,000 per year, nor do any currently receive stock options, stock grants or any other form of non-cash remuneration and none currently receive any compensation.

Aggregate Option Exercise of Last Fiscal year and Fiscal Year-End Option Values

           There were no executive officers' unexercised options at September 30, 2010. No shares of Common Stock were acquired upon exercise of options during the fiscal year ended September 30, 2010.

ACTION TAKEN BY WRITTEN CONSENT

Our Board adopted resolutions approving and authorizing the Amendment containing both the Capitalization Increase and related Reverse Split by unanimous written consent in lieu of a meeting and selected and fixed November 23, 2010 as the Record Date for determining the stockholders entitled to give written consent and/or to receive this Information Statement.  Effective as of November 23, 2010, a majority of the stockholders of the Company took action by written consent and approved an amendment to the Company’s Articles of Incorporation with respect to the Reverse Split and Amendment.

As of the Record Date, the Company has authorized capital stock of 60,000,000 shares, of which 50,000,000 are shares of Common Stock and 10,000,000 are shares of preferred stock with 5,832,482 of Common Stock and no shares of preferred stock are outstanding on such date.

The following 11 shareholders, being beneficial owners of an aggregate of 3,591,206 shares of Common Stock constituting approximately 61.5% of  our 5,832,482  shares of outstanding authorized Common Stock,  voted in favor of the Amendment effecting the Reverse Split and Capitalization Increase:

Name	Number of Shares

Leonard Dee Hall	600,000
Janet Brandler Custodian Christian Brandler	162,354
Kevin L. Cannon	200,000
Jennifer Christensen	200,000
Dan Carter	262,355
Jason Carter	200,000
Brian Williams	200,000
Kathy Carter	200,000
Ardeth Celano	200,000
Kiel Christensen	200,000
Roberti Jacobs Family Trust u/a/d 11-11-99(1)	1,166,497

Total	3,591,206

(1) The Roberti Jacobs Family Trust irrevocably conveyed all of its voting power to Gerard M. Jacobs pursuant to the 2007 shareholder agreement described above. Mr. Jacobs is one of the grantors of the trust corpus, Mr. Jacobs’ mother in law Joan B. Roberti is the trustee, and Mr. Jacobs’ children are the beneficiaries. The trust is irrevocable.

 Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

           Pursuant to Chapter 78 of the NRS, the approval of a majority of the Company's voting power is required in order to effectuate the Amendment and Corporate Actions.  Chapter 78 of the NRS, eliminates the need to hold a special meeting of the Company's stockholders to approve the and Corporate Actions, including the Amendment and related capitalization change by providing that, unless the Company's Articles of Incorporation or Bylaws state otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent is signed by stockholders holding at least a majority of the Company's voting power in favor of such action.  Neither the Articles of Incorporation nor the Bylaws of the Company state otherwise and a majority of both classes of stock have voted in favor of the Amendment.

The Amendment would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock.  However, because holders of our Common Stock have no preemptive rights to purchase or subscribe for any unissued stock, the issuance of additional shares will reduce the current stockholders' percentage ownership interest in the total outstanding shares of Common Stock.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed amendment to our Articles of Incorporation, which is not shared by all other stockholders.  No such person (or any other person) has advised the Company of its intent to object to the Amendment and the Company does not believe that the Amendment will adversely affect any such party or stockholder.

FORWARD-LOOKING STATEMENTS

This Information Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify our forward-looking statements by the words “expects,” “projects,” “believes,” “anticipates,” “intends,” “plans,” “predicts,” “estimates” and similar expressions.

The forward-looking statements are based on management’s current expectations, estimates and projections about us.  The Company cautions you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict.  In addition, the Company has based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, actual outcomes and results may differ materially from what the Company has expressed or forecast in the forward-looking statements.

You should rely only on the information the Company has provided in this Information Statement.  The Company has not authorized any person to provide information other than that provided herein. The Company has not authorized anyone to provide you with different information.  You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.

STOCKHOLDER PROPOSALS

The Company’s Board of Directors has not yet determined the date on which the next annual meeting of stockholders will be held. Any proposal by a stockholder intended to be presented at the Company’s next annual meeting of stockholders must be received at the Company’s offices a reasonable amount of time prior to the date on which the information or proxy statement for that meeting is mailed to stockholders in order to be included in the Company’s information or proxy statement relating to that meeting.

DELIVERY OF DOCUMENTS AND HOUSEHOLDING

Only one Information Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders sharing such address.  This process, which is commonly referred to as “householding,” provides potentially extra convenience for stockholders, is environmental friendly, and represents cost savings for companies. You can also download this Information Statement and our other reports by visiting the Commission’s website at www.sec.gov.

If at any time, you no longer wish to participate in “householding” and would prefer to receive separate periodic reports, or if you currently receive multiple copies of the Information Statement or other periodic reports at your address and would like to request “householding” by the Company, please notify your broker if your shares are not held directly in your name.  If you own your shares directly rather than through a brokerage account, you should direct your written request directly to the Corporate Secretary, Acquired Sales Corp., 31 N. Suffolk Lane, Lake Forest, Illinois 60045.

WHERE YOU CAN FIND MORE INFORMATION

           The Company files annual, quarterly and current reports, proxy statements and other information with the Commission. You can read and copy any materials that the Company files with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.   You can obtain information about the operation of the SEC’s Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission also maintains a Web site that contains information we file electronically with the Commission, which you can access over the Internet at www.sec.gov.

Dated:  December 10, 2010

By Consent of the Board of Directors

/s/ Gerard M. Jacobs
Gerard M. Jacobs
President, Chief Executive Officer